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                                 PRESS RELEASE
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    SIMON NAMED AS CO-DEFENDANT; COMPANY INTENDS TO VIGOROUSLY DEFEND ITSELF

     LOS ANGELES, Sept. 17, 2001 -- Simon Worldwide, Inc. (Nasdaq: SWWI) announced today that it and/or its subsidiary, Simon Marketing, Inc. ("Simon") have been named as defendants, along with McDonald's Corporation, in complaints filed in the Circuit Court of Cook County Illinois, the Circuit Court of the 11th Judicial Circuit, Miami-Dade County, Florida, the Superior Courts of Los Angeles County and San Diego County, California, the Court of Common Pleas of Lancaster County, Pennsylvania, the Circuit Court of Tennessee for the 30th Judicial District at Memphis and the United States District Courts for the Northern District of Illinois and the District of New Jersey. In addition, Simon has been notified that it will be named as a respondent in a proceeding before the American Arbitration Association.

     Some of the recently filed complaints are on behalf of a purported class of consumers. The complaints, which contain generally similar allegations, allege that Simon has engaged in unfair competition, consumer fraud, false advertising, unfair and deceptive business practices and unjust enrichment. The complaints seek damages of an unspecified amount and the disgorgement of profits. The actions are in their earliest stages and arise from allegations that recently came to light relating to the alleged fraudulent actions of one rogue Simon employee in connection with the McDonald's promotional games administered by Simon. Simon expects to be named as a defendant or co-defendant in additional actions, which may be filed alleging similar claims. Simon intends to vigorously defend against the allegations of the complaints but is unable to predict the outcome of the suits and their ultimate effect, if any, on Simon's financial condition.

     For further information, please contact Chris Lehane or Mark Fabiani at 202-549-5911.

     ABOUT SIMON WORLDWIDE, INC.

     Simon Worldwide is a diversified marketing and promotion agency with offices throughout North America, Europe and Asia. The company has worked with some of the largest and best-known brands in the world and has been involved with some of the most successful consumer promotional campaigns in history. Through its wholly owned subsidiary, Simon Marketing, Inc., the company provides promotional agency services and integrated marketing solutions including loyalty marketing, strategic and calendar planning, game design and execution, premium development and production management. The company was founded in 1976.

     This press release contains forward-looking statements (within the meaning of the Private Securities litigation Reform Act of 1995). These statements include statements regarding intent, belief or current expectations of the Company and its management. You are cautioned that any such forward-looking statements are not guarantees of future performances and involve risks and uncertainties that may cause the Company's actual results to differ materially from the Company's expectations. Factors that could cause actual results to differ materially are discussed in Exhibit 99.1 to the Company's Second Quarter 2001 Report on Form 10Q. Reference to this Cautionary Statement or Exhibit 99.1 in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of these factors may cause actual results to differ materially from those anticipated in such forward-looking statement or statements.
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SOURCE SIMON WORLDWIDE, INC.
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